UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2020

THE OLB GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52994	13-4188568
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Park Avenue, Suite 1700, New York, NY	10166
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 278-0900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	OLB	Nasdaq Capital Market

Item 1.01	Entry into a Material Definitive Agreement.

Public Offering

On August 6, 2020, The OLB Group, Inc. (“we,” “us,” “our,” or the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Aegis Capital Corp., acting as representative of the underwriters (“Aegis”), pursuant to which the Company agreed to sell to the underwriters in a firm commitment underwritten public offering (the “Offering”) an aggregate of 700,000 units (the “Units”), with each Unit consisting of: (a) one share of our common stock; (b) two Series A warrants (the “Series A Warrants”), with each Series A Warrant entitling the holder thereof to purchase one share of our common stock at an exercise price equal to $9.00 per share, exercisable until the fifth anniversary of the issuance date, subject to their earlier redemption as described therein; and (c) one-half of one Series B warrant (the “Series B Warrants,” and together with the Series A Warrants, the “Warrants”), with each whole Series B Warrant entitling the holder thereof to purchase one share of common stock at an exercise price equal to $4.50 per share, exercisable until the fifth anniversary of the issuance date and subject to their earlier redemption as described therein. The Company also granted the underwriters a 45-day option to purchase up to an additional 105,000 shares of common stock, and/or an additional 210,000 Class A Warrants to purchase shares of common stock and/or an additional 52,500 Class B Warrants to purchase shares of common stock as may be necessary to cover over-allotments in connection with the Offering. The Offering, including the exercise in full of the over-allotment option for the Warrants, closed on August 11, 2020.

The Units and the securities underlying the Units were offered by the Company pursuant to a registration statement on Form S-1, as amended (File No. 333-232368), filed with the Securities and Exchange Commission (the “Commission”), which was declared effective by the Commission on August 6, 2020 (the “Registration Statement”).

The net proceeds to the Company from the Offering, after deducting the underwriting discount, the underwriters’ fees and expenses and the Company’s estimated Offering expenses, are expected to be approximately $5.4 million. The Company utilized $1,446,000 of the net proceeds to repay a portion of the Company’s long-term indebtedness (the “Term Loan”) and anticipates using the remainder of the net proceeds from the Offering to invest in or acquire companies or technologies that are synergistic with or complimentary to our business, expand and market our current products and for working capital and other general corporate purposes (including payment of outstanding accounts payable).

The Underwriting Agreement contains customary representations and warranties that the parties made to, and solely for the benefit of, the other party in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with Commission. The Company has also agreed that it will not issue or announce the issuance or proposed issuance of any common stock or common stock equivalents for a period of 90 days following the closing date, other than certain exempt issuances.

Warrants

The Warrants were issued in registered form under separate warrant agent agreements (each a “Warrant Agent Agreement”) between us and our warrant agent, Transfer Online, Inc. (the “Warrant Agent”).

Each Series A Warrant entitles the registered holder to purchase one share of our common stock at a price equal to $9.00 per share, subject to adjustment as discussed below, terminating at 5:00 p.m., New York City time, on the fifth (5th) anniversary of the date of issuance. No fractional warrants will be issued and only whole warrants are exercisable. The exercise price and number of shares of common stock issuable upon exercise of the Series A Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend on or recapitalization, reorganization, merger or consolidation. If we fail to maintain a current prospectus or prospectus relating to the common stock issuable upon the exercise of the Series A Warrants, such holders may exercise their Series A warrants on a “cashless” basis pursuant to a formula set forth in the terms of the Series A Warrants.

Each whole Series B Warrant entitles the holder thereof to purchase one share of our common stock at an exercise price of $4.50 per share, subject to adjustment as discussed below, terminating at 5:00 p.m., New York City time, on the fifth (5th) anniversary of the date of issuance. No fractional warrants will be issued and only whole warrants are exercisable. The exercise price and number of shares of common stock issuable upon exercise of a whole Series B Warrant may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend on or recapitalization, reorganization, merger or consolidation. If we fail to maintain a current prospectus or prospectus relating to the common stock issuable upon the exercise of the Series B Warrants, such holders may exercise their Series B warrants on a “cashless” basis pursuant to a formula set forth in the terms of the Series B Warrants.

Each holder of the Warrants will be subject to a requirement that they will not have the right to exercise the Warrants to the extent that, after giving effect to such exercise, such holder (together with its affiliates) would beneficially own in excess of 4.99% (subject to increase to 9.99%) of the shares of our common stock outstanding immediately after giving effect to such exercise.

The Warrants are callable in the event that the last sales price of our common stock for any twenty (20) consecutive trading day period on or after the date of issuance (the “Measurement Period”) exceeds $9.00. The Company may, within ten (10) trading days of the end of such Measurement Period, call for the redemption of all or any portion of the outstanding and unexercised Warrants for consideration equal to the Black Scholes Value (as defined therein) of the remaining unexercised portion of the Warrants called for redemption on such date.

Pursuant to the Underwriting Agreement, the Company issued to Aegis a warrant (the “Representative’s Warrants”) to purchase 35,000 shares of common stock. The Representative’s Warrants will be exercisable at a per share exercise price equal to $11.25 and is exercisable at any time and from time to time, in whole or in part, during the four year period commencing twelve months from the effective date of the Registration Statement. The Representative’s Warrants also provide for one demand registration right of the shares underlying the Representative’s Warrants, and unlimited “piggyback” registration rights with respect to the registration of the shares of common stock underlying the Representative’s Warrants and customary anti-dilution provisions.

The foregoing summary of the terms of the Underwriting Agreement, Warrant Agency Agreements (including the Warrants) and the Representative’s Warrant are subject to, and qualified in their entirety by reference to, copies of the Underwriting Agreement, Warrant Agency Agreements (including the Warrants) and the Representative’s Warrant that are filed as exhibits to this Current Report on Form 8-K and is incorporated herein by reference.

Debt Conversion

Effective August 11, 2020, Ronny Yakov, our Chief Executive Officer, and John Herzog, an affiliate of the Company, agreed to convert (the “Debt Conversion”) concurrently with the closing of the Offering an aggregate of $4,634,452 in indebtedness owed to them by the Company into an aggregate of 4,634 shares of our newly created Series A Convertible Preferred Stock (the “Series A Preferred Stock”), 1,029,878 Series A Warrants and 257,470 Series B Warrants (collectively, the “conversion warrants”). The terms of the Series A Preferred Stock are described below. The conversion warrants have the same terms and provisions that are in the Warrants, except the conversion warrants are not registered pursuant to the Registration Statement (or any other registration statement) and are not subject to beneficial ownership exercise limitations.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the Public Offering, the Company’s common stock began trading on The NASDAQ Capital Market on August 7, 2020 under the symbol “OLB.” The Company’s common stock was previously quoted on the Pink Open Market (f/k/a OTC Pink) published by OTC Markets Group, Inc. (“OTC Pink”) under the symbol “OLBG.”

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Offi cers; Compensatory Arrangements of Certain Officers.

Effective on August 7, 2020, Mr. Yakov, in his capacity as sole director of the Company, increased the size of the board of directors (the “Board”) from one to four directors and appointed George Katsiaunis, Ehud Ernst and Amir Sternhell as directors of the Company.

George Kastisiaunis, 59, is an independent director on the Board and will serve on the Company’s Audit Committee (chairman and “audit financial expert”), Compensation Committee and Nominating and Corporate Governance Committee. Mr. Kastisiaunis currently serves as a self-employed consultant. Mr. Kastisiaunis has over 25 years of experience in the banking industry. From 2017 to 2018, Mr. Kastisiaunis served as a director of Mariner Bank where he served on the Audit, Governance and Nominating Committees. Previously, Mr. Kastisiaunis was president and chief executive officer of Alma Bank where he served from 2011 to 2017. From 2004 to 2011, Mr. Kastisiaunis served in several roles at Marathon National Bank, including executive vice president and chief banking officer. Mr. Kastisiaunis earned a BA in Computer Science and MA in Management from City University of New York. Mr. Kastisiaunis is also a member of the New York Bankers Association, Hellenic Bankers Association and The 200 CLUB of Bergen County. We believe that Mr. Kastisiaunis is qualified to serve as a member of our Board due to his extensive experience in the banking industry and prior service as a director of Mariner Bank.

Ehud Ernst, 60, is an independent director on the Board and will serve on the Company’s Audit Committee, Compensation Committee (chairman) and Nominating and Corporate Governance Committee. Since 2015, Mr. Ernst has been the chief executive officer of HyperTail.es. From 2007 to 2017, Mr. Ernst founded and was the chief executive officer of Feelternet, a creative digital agency, which served some of the largest brands in the Israeli market. From 2004 to 2007, Mr. Ernst served as division manager at Data-Pro Proximity/BBDO, a large direct marketing and analytics agency in Israel. From 1985 to 1999, Mr. Ernst founded and was the chief executive officer of Ernst Meron studios, one of the largest commercial photography production studio in Israel. Mr. Ernst also co-founded Impressia.com, a marketing technology start-up venture enabling product displays at e-commerce stores. Mr. Ernst graduated from ICP New York with a degree in Photography and Art. We believe that Mr. Ernst is qualified to serve as a member of our Board due to his experience in technology, specifically e-commerce and marketing companies.

Amir Sternhell, 68, is an independent director on the Board and will serve on the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee (chairman). Since 2016, Mr. Sternhell has served as chief strategy officer of Sertainty, a data optimization company. Mr. Sternhell has 24 years of experience in the IT and Corporate Learning industries, including two-decades at .2013, where he was head of a business intelligence unit representing Microstrategy, and, chief learning officer, representing Harvard Business Publishing . Mr. Sternhell was the founder of the first Non-Profit Organization that assisted Israel’s Incubator System, in which he hand-held over 100 high-tech companies. Mr. Sternhell was the vice chairman of the American-Israel Chamber of Commerce and Industry, overseeing its initiatives, and a recipient of its Business Leadership Award. Mr. Sternhell served in the Directorate of Military Intelligence for the Israel Defense Forces, and was awarded the Most Outstanding Soldier of the Corp. in 1981. Mr. Sternhell holds an AB in Political Science and Psychology from Tel Aviv University, an MIA in International Economics from Columbia University and an MBA from the ‘Grand Ecole’ EDHEC ‘92 specializing in IT and Management where he graduated first in his class. We believe that Mr. Sternhell is qualified to serve as a member of our Board due to his experience in technology and working on business strategy initiatives for emerging companies.

No family relationships exist between any of George Katsiaunis, Ehud Ernst and Amir Sternhell and any other directors or executive officers of the Company. There are no transactions to which the Company is or was a participant and in which George Katsiaunis, Ehud Ernst and Amir Sternhell has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Certificate of Designations of Series A Preferred Stock

In connection with the Debt Conversion, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designations, Preferences and Rights of Series A Preferred Stock (the “Certificate of Designations”). A copy of the Certificate of Designations is attached as an exhibit hereto and all descriptions of the Certificate of Designations are qualified in their entirety to the full text of the exhibit, which is incorporated herein by reference. The Certificate of Designations provides that the Company may issue up to 10,000 shares of Series A Preferred Stock at a stated value (the “Stated Value”) of $1,000.00 per share. Holders of Series A Preferred Stock are entitled to the following rights and preferences:

Dividends

The Series A Preferred Stock holders are entitled to receive cash dividends at a rate per share (as a percentage of the Stated Value per share) of 12% per annum. Dividends accrue quarterly. Dividends are be paid to the holders from funds legally available for payment and as approved for payment by the Board of Directors of the Company.

Conversion

The Series A Preferred Stock holders may convert, at their option, on or after the date on which the Term Loan is repaid in full, each share of Series A Preferred Stock (along with accrued but unpaid dividends thereon) into such number of shares of common stock as determined by dividing the Stated Value by the conversion price. The conversion price for the Series A Preferred Stock is initially $9.00, subject to adjustment for splits and the like. The holders of Series A Preferred Stock will only be permitted to convert their shares of Series A Preferred Stock into shares of common stock at such time as the Term Loan has been repaid in full and there is no further outstanding obligations regarding such indebtedness.

Voting

Each holder of a share of Series A Preferred Stock will have the right to vote its shares of Series A Preferred Stock with the common stock on an as-converted basis, and with respect to such votes, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock, and shall be entitled, to notice of any stockholders’ meeting in accordance with the Company’s bylaws, and shall be entitled to vote, together with holders of common stock, with respect to any question upon which holders of common stock have the right to vote. Fractional votes shall not be permitted and such shares shall be rounded up.

Liquidation Preference

Each share of Series A Preferred Stock will have a liquidation preference equal to the Stated Value plus any accrued but unpaid dividends thereon. In the event of a liquidation, dissolution or winding up of the Company (which includes any merger, reorganization, sale of assets in which control of the Company is transferred or event which results in all or substantially all of the Company’s assets being transferred), the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Company, before any payment is made to the holders of the Company’s common stock and either in preference to or pari pasu with the holders of any other series of preferred stock that may be issued in the future, a per share amount equal to the liquidation preference.

Amended and Restated Bylaws

Effective August 6, 2020, the Board adopted the Amended and Restated Bylaws of the Company (the “A&R Bylaws”). A copy of the A&R Bylaws is attached as an exhibit hereto and all descriptions of the A&R Bylaws are qualified in their entirety to the full text of the exhibit, which is incorporated herein by reference. The A&R Bylaws modify the Company’s previously effective bylaws in the following material ways:

•	stockholders may only amend the A&R Bylaws by the affirmative vote of 66 2/3% of stockholders entitled to vote at a meeting of the stockholders as opposed to the previous effective bylaws which required only a majority of the stockholders entitled to vote at a meeting;
•	only stockholders of record owning not less than 66 2/3% of the entire capital stock of the Company can call a special meeting raised from stockholders holding together at least a majority of all the shares of the Company entitled to vote at a meeting;
•	permits notice to directors of a Board meeting to be delivered via email or other electronic transmission;
•	provides that new business can only be brought before a meeting without appropriate notice by stockholders of record holding in excess of 66 2/3% of the entire capital stock of the Company;
•	clarifies that a special meeting proposed to be called by a stockholder of record is not required to be held: (i) with respect to any matter, within 12 months after any annual or special meeting of stockholders at which the same matter was included on the agenda, or if the same matter will be included on the agenda at an annual meeting to be held within 90 days after the receipt by the Company of such request (the election or removal of directors to be deemed the same matter with respect to all matters involving the election or removal of directors) or (ii) if the purpose of the special meeting is not a lawful purpose or if such request violates applicable law;
•	clarifies how a stockholder may bring new business before an annual meeting by requiring that a stockholder’s notice of a proposal must be received by the Company not less than 120 days prior to the anniversary of the date on which the Company first mailed its proxy materials for the previous year’s annual meeting of stockholders (or the date on which the Company begins to print and mail its proxy materials for the current year if during the prior year the Company did not hold an annual meeting or if the date of the annual meeting was changed more than 30 days from the prior year);
•	clarifies how a stockholder may bring business before a special meeting by requiring that a stockholder’s notice of a proposal must be received by the Company a reasonable time before the printing and mailing of a proxy statement in accordance with the rules of the Commission;
•	clarifies the information that a stockholders’ notice to the Company must include as to each matter the stockholder proposes to bring before a meeting, including to provide a representation as to whether the stockholder intends to solicit proxies for such proposal;

•	updates and provides further clarity regarding the Company’s obligations and rights with respect to the indemnification of officers, directors and other persons acting on behalf of or for the Company;
•	explicitly describes the process for Board and stockholder nominations of persons for director, including notice requirements and the requirement that all stockholder nominations complete a written questionnaire provided by the Company;
•	clarifies how shares held in the name of another entity, a deceased person, a guardian, conservator or trustee or a receiver may be voted;
•	changes the number of directors that may be elected to the Board to between one and nine directors (there following the Offering, there are currently four directors on the Board);
•	allows the Chairman of the Board to postpone an annual meeting;
•	provides that a majority of directors is required to constitute a quorum of the Board up from one-third of directors and provides that notice of a special meeting of directors must be received at least 24 hours prior to the special meeting versus 48 hours prior to the special meeting;
•	provides that special meetings of the Board may be called by the written request of two directors rather than one-third of directors; and
•	clarifies that a proxy will not be valid after the expiration of six (6) months from the date of its execution, unless coupled with an interest, or unless the person executing it specifies therein the length of time for which it is to continue in force, which in no case shall exceed seven (7) years from the date of its execution.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Description
1.1	Underwriting Agreement
3.1	Amended and Restated Bylaws
3.2	Certificate of Designations of Series A Convertible Preferred Stock
4.1	Representative’s Warrant (included in Exhibit 1.1)
4.2	Series A Warrant Agency Agreement (including the terms of the Series A Warrant)
4.3	Series B Warrant Agency Agreement (including the terms of the Series B Warrant)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 12, 2020

THE OLB GROUP

By:	/s/ Ronny Yakov
Name: Title:	Ronny Yakov Chief Executive Officer